Exhibit (e)(2)

MUTUAL CONFIDENTIALITY AGREEMENT

This MUTUAL CONFIDENTIALITY AGREEMENT (this “Agreement”), effective as of February 24, 2021 (the “Effective Date”), is entered into by and between (i) Avis Industrial Corporation, an Indiana corporation, having its principal place of business at 1909 S. Main Street, Upland, Indiana 46989 (“Avis”), and International Baler Corporation, a Delaware corporation, having its principal place of business at 5400 Rio Grande Avenue, Jacksonville, Florida 33225 (“Company”). Avis and Company are, together, the “Parties” and, each, a “Party”

WHEREAS, the Parties desire to enter into discussions with one another concerning possible business dealings between them (the “Purpose”). In connection with such discussions, the Parties desire to share certain information that is non-public, confidential or proprietary in nature.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, the Parties agree as follows:

1.             Confidential Information. Except as set forth in Section 2 below, “Confidential Information” means all non-public, confidential or proprietary information disclosed before, on, or after the Effective Date, by either Party (a “Disclosing Party”) to the other Party (a “Recipient”) or its affiliates, or to any of such Recipient’s or its affiliates’ employees, officers, directors, partners, shareholders, agents, attorneys, accountants, legal counsel, consultants, advisors, or any other representatives of such person or entity (collectively, “Representatives”) whether disclosed orally or disclosed or accessed in written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “Proprietary” or “Confidential,” or that under the circumstances should reasonably be considered proprietary or confidential, including, without limitation:

(a)           All technical, operating, or other information concerning the Disclosing Party’s and its affiliates’, and their customers’, suppliers’ and other third parties’ past, present, and future business affairs including, without limitation, finances, customer information, employee information, supplier information, products, services, organizational structure and internal practices, forecasts, sales and other financial results, records and budgets, and business, marketing, development, sales, pricing methods, customer surveys, business plans, and other commercial strategies;

(b)           the Disclosing Party’s intellectual property and licenses, including without limitation, unpatented inventions, ideas, methods and discoveries, trade secrets, know-how, product formulae, unpublished patent applications and other confidential intellectual property;

(c)           all designs, plans, specifications, documentation, components, software, technologies, source code, object code, images, icons, audiovisual components and objects, schematics, drawings, protocols, processes, and other visual depictions, in whole or in part, of any of the foregoing;

(d)            any third-party confidential information included with, or incorporated in, any information provided by the Disclosing Party to the Recipient or its Representatives;

(e)            any other information that would reasonably be considered non-public, confidential or proprietary given the nature of the information and the Parties’ businesses;

(f)            the existence of this Agreement and the contents of all discussions or communications relating to the Purpose; and

(g)           all notes, analyses, compilations, reports, forecasts, studies, samples, data, statistics, summaries, interpretations research, and other materials (“Notes”) prepared by or for the Recipient or its Representatives that contain, are based on, or otherwise reflect or are derived from, in whole or in part, any of the foregoing.

2.             Exclusions from Confidential Information. Except as required by applicable federal, state or local law or regulation, the term “Confidential Information” as used in this Agreement shall not include information that:

(a)           at the time of disclosure is, or thereafter becomes, generally available to and known by the public other than as a result of, directly or indirectly, any act or omission by the Recipient or any of its Representatives;

(b)           at the time of disclosure is, or thereafter becomes, available to the Recipient on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information to the Recipient by any legal, fiduciary, or contractual obligation;

(c)            was known by or in the possession of the Recipient or its Representatives, as established by documentary evidence, prior to being disclosed by or on behalf of the Disclosing Party pursuant to this Agreement; or

(d)           was or is independently developed by the Recipient, as established by documentary evidence, without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information.

3.             Recipient Obligations. The Recipient shall:

(a)            protect and safeguard the confidentiality of all such Confidential Information with at least the same degree of care as the Recipient would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;

(b)           not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than the Purpose or any related transactions between the Parties, including not reverse engineering, disassembling, or decompiling the Disclosing Party’s proprietary services, products and/or confidential intellectual property;

(c)           not exploit any Confidential Information, directly or indirectly, in any way or manner, for its own or any other person’s or entity’s use, advantage, or commercial purposes, whether monetary or otherwise, except directly related to the Purpose; or

(d)           not disclose any such Confidential Information to any person or entity, except to the Recipient’s Representatives who:

(i)            need to know the Confidential Information to assist the Recipient, or act on its behalf, in relation to the Purpose or to exercise its rights under this Agreement, and any disclosure to such Representatives shall only be to the extent necessary for such purposes;

(ii)           are informed by the Recipient of the confidential nature of the Confidential Information and the obligations of this Agreement; and

(iii)          agree to treat Discloser’s Confidential Information confidentially and to be bound by the terms and conditions of this Agreement;

(e)            promptly notify the Disclosing Party of any unauthorized disclosure of Confidential Information or other breaches of this Agreement by the Recipient or its Representatives of which the Recipient has knowledge;

(f)            fully cooperate with the Disclosing Party in any effort undertaken by the Disclosing Party to enforce its rights related to any such unauthorized disclosure; and

(g)           be responsible for any breach of this Agreement caused by any of its Representatives and for enforcing this Agreement as to its Representatives and take such action to the extent necessary to cause them to comply with the terms of this Agreement.

4.             Additional Confidentiality Obligations. Except as required by applicable federal, state or local law or regulation, or otherwise as mutually agreed to in writing by the Parties, neither Party shall, nor permit any of its Representatives to, disclose to any person:

(a)           that the Confidential Information has been made available to it or its Representatives, or that it has inspected any portion of the Confidential Information;

(b)           that discussions or negotiations may be, or are, underway between the Parties regarding the Confidential Information or the Purpose, including the status thereof; or

(c)           any terms, conditions or other arrangements that are being discussed or negotiated in relation to the Confidential Information or the Purpose.

5.             Required Disclosure. Any Disclosure by the Recipient or its Representatives of any of the Disclosing Party’s Confidential Information pursuant to applicable federal, state or local law, regulation, or a valid order issued by a court or governmental agency of competent jurisdiction (a “Legal Order”) shall be subject to the terms of this Section. Prior to making any such disclosure, the Recipient shall make commercially reasonable efforts to provide the Disclosing Party with:

(a)            prompt written notice of such requirement so that the Disclosing Party may seek, at its sole cost and expense, a protective order or other remedy; and

(b)           reasonable assistance, at the Disclosing Party’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure.

If, after providing such notice and assistance as required herein, the Recipient remains subject to a Legal Order to disclose any Confidential Information, the Recipient (or its Representatives or other persons to whom such Legal Order is directed) shall disclose no more than that portion of the Confidential, Information which, on the advice of the Recipient’s legal counsel, such Legal Order specifically requires the Recipient to disclose and, upon the Disclosing Party’s request, shall use commercially reasonable efforts to obtain assurances from the applicable court or agency that such Confidential Information will be afforded confidential treatment.

6.             Return or Destruction of Confidential Information. At any time during or after the term of this Agreement, at the Disclosing Party’s written request, the Recipient and its Representatives shall promptly return to the Disclosing Party all copies, whether in written, electronic or other form or media, of the Disclosing Party’s Confidential Information, or destroy all such copies and certify in writing to the Disclosing Party that such Confidential Information has been destroyed. In addition, the Recipient shall also destroy all copies of any Notes created by the Recipient or its Representatives and certify in writing to the Disclosing Party that such copies have been destroyed. Despite any such return of any Confidential Information by Recipient, it and its Representatives shall thereafter continue to be bound by Recipient’s obligations of confidentiality imposed by this Agreement.

7.             Trading Restrictions; Material Non-Public Information. Each party is aware (and its respective Representatives are aware or, upon receipt of any Confidential Information, will be made aware) of the restrictions imposed by the United States federal securities laws and other applicable laws on a person trading in the securities of public companies while in possession of material non-public information regarding such public companies. Each party will comply, and use its best efforts to have its respective Representatives comply, with such laws.

8.             Term and Termination. The term of this Agreement shall commence on the Effective Date and shall expire 1 year from the Effective Date, provided that either Party may terminate this Agreement at any time by providing 10 days’ prior written notice to the other Party. Notwithstanding anything to the contrary herein, each Party’s rights and obligations under this Agreement shall survive for a period of five (5) years from the date of such expiration or termination of this Agreement.

9.              No Representations or Warranties. Neither the Disclosing Party nor any of its Representatives make any representation or warranty, expressed or implied, as to the accuracy or completeness of the Confidential Information disclosed to the Recipient hereunder. Neither the Disclosing Party nor any of its Representatives shall be liable to the Recipient or any of its Representatives relating to or resulting from the Recipient’s use of any of the Confidential Information or any errors therein or omissions therefrom.

10.           No Transfer of Rights, Title or Interest. Each Party hereby retains its entire right, title, and interest, including all intellectual property rights, in and to all of its Confidential Information. Any disclosure of such Confidential Information hereunder shall not be construed as an assignment, grant, option, license, or other transfer of any such right, title, or interest whatsoever to the Recipient or any of its Representatives.

11.           Improvements. Any improvements, modifications, developments, inventions, or works of authorship made by Recipient, whether patentable or not, that are based on the Confidential Information or that are otherwise developed by Recipient for Discloser or that otherwise grow out of any work done by Recipient for Discloser, shall be the property solely of Discloser. Recipient agrees to execute any assignments or other transfers necessary to provide such sole ownership to Discloser, including but not limited to assignments or other transfers of patent rights, copyrights, trade secret rights, or other rights or ownership interests, without payment of any consideration in addition to the consideration that is provided herein. Recipient also agrees to promptly disclose any improvements, modifications, developments, inventions, or works of authorship made by Recipient, whether patentable or not, that are based on the Confidential Information or that are otherwise developed by Recipient for Discloser or that otherwise grow out of any work done by Recipient for Discloser.

12.           Non-Solicitation of Employees. Unless otherwise mutually agreed to by the Parties in writing, each Party agrees not to hire or to solicit the employment of any personnel employed by the other Party during the term of this Agreement and for twenty four (24) months thereafter.

13.           No Other Obligation. The Parties agree that neither Party shall be under any legal obligation of any kind whatsoever, or otherwise be obligated to enter into any business or contractual relationship, investment, or transaction, by virtue of this Agreement, except for the matters specifically agreed to herein. Either Party may at any time, at its sole discretion with or without cause, terminate discussions and negotiations with the other Party, in connection with the Purpose or otherwise.

14.           Remedies. Each Party acknowledges and agrees that money damages might not be a sufficient remedy for any breach or threatened breach of this Agreement by such Party or its Representatives. Therefore, in addition to all other remedies available at law (which neither Party waives by the exercise of any rights hereunder), the non-breaching Party shall be entitled to seek (a) specific performance and injunctive and other equitable relief as a remedy for any such breach or threatened breach, and the Parties hereby waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such claim, and (b) damages for violation of the provisions of this Agreement or pursue any and all rights and remedies that may be available at law, in equity, or otherwise, all of which shall be cumulative and not mutually exclusive.

15.           Governing Law, Jurisdiction and Venue, Waiver of Jury Trial, and Attorney’s Fees. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware. Any legal suit, action, or proceeding relating to this Agreement must be instituted in the state or federal courts located in Wilmington, Delaware. Each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding and, in that regard, the parties hereby irrevocably waive any claim of inconvenient forum if any such suit, claim, proceeding, litigation, dispute, or claim has been filed, brought, or made in any of such courts. Each of the Parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction in this paragraph. The Parties hereby waive trial by jury in any proceeding brought by any Party against another Party on any mater arising out of or in any way connected with this Agreement. If any proceeding is necessary to enforce the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorney’s fees, costs, and expenses in addition to any other relief to which such prevailing Party may be entitled. The rights and obligations of the Parties under this Section shall survive any termination of this Agreement.

16.           Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized courier service (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by a Party from time to time in accordance with this Section).

17.           Entire Agreement; Amendments. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto.

18.           Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

19.          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

20.           Assignment. Neither Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Party. Any purported assignment or delegation in violation of this Section shall be null and void. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations hereunder.

21.           Waivers. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

22.           Construction and Interpretation of Agreement. No representation, promise, inducement or statement of intention has been made by any Party that has not been embodied in this Agreement. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The Parties acknowledge and agree that each has had the benefit of competent, independent legal counsel and other advisors, and an equal right to negotiate the terms and participate in the drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Section titles or captions in this Agreement are included for purposes of convenience only and shall not be considered a part of this Agreement in construing or interpreting any of its provisions. When used in this this Agreement, the word “including” shall have the commonly accepted meaning associated with such word and any list of items that may follow such word shall not be deemed to represent a complete list of the contents of the referent of the subject.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above

Avis Industrial Corporation	International Baler Corporation

By:	/s/ Gregory L. King	By:	/s/ Victor Biazis
Name: Gregory L. King		Name: Victor Biazis
Title: President and Chief Executive Officer		Title: Chief Executive Officer